Exhibit 99.1

FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION REPORTS ITS FISCAL 2019 SECOND QUARTER FINANCIAL RESULTS

•	Fiscal 2019 second quarter net sales declined by 4.1%; gross profit margins improved by 350 basis points; and total operating expenses, excluding non-cash impairment charges declined by 15.4%;

•	In the Fiscal 2019 second quarter, the Company recorded non-cash impairment charges related to trademarks ($9.8 million) and Venezuela properties ($3.5 million), totaling $13.3 million;

•
The Company reported a loss from continuing operations before income taxes of $(14.2) million; excluding all non-cash impairment charges, the Company would have incurred a loss from continuing operations before income taxes of $(0.9) million as compared to $(16.4) million in the comparable prior year period;

•
Taking into account factors impacting results in both the Fiscal 2019 and Fiscal 2018 second quarters, Adjusted EBITDA was $4.3 million in the Fiscal 2019 second quarter as compared to an Adjusted EBITDA loss of $(1.4) million in the comparable year-ago period.

ORLANDO, Fla., October 10, 2018 - VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive and consumer technologies for global markets, today announced its financial results for its Fiscal 2019 second quarter and six-months ended August 31, 2018.
Pat Lavelle, President and CEO of VOXX International Corporation stated, “Automotive segment sales increased over 22% as newer OEM programs positively contributed to results. Premium Audio segment sales, while down slightly, were in line with our plan and gross margins came in 410 basis points higher year-over-year. A continued sales decline in Consumer Accessories this quarter caused us to take aggressive action to alter the segment’s course. We are consolidating our Oehlbach and Schwaiger operations, both located in Germany, into one company. Further, following quarter end, we started a sale process, which includes retaining an M&A advisor to market this company, with a goal of identifying a potential buyer by fiscal year-end. We have also begun the restructuring of our domestic retail accessory group, focusing on higher volume and higher margin product lines.”
Lavelle continued, “It is also our intent to bring our Magnat, Heco and Mac Audio brands under the Klipsch umbrella in the first half of Fiscal 2020, which will enable us to lower fixed costs, advance R&D and improve our market position. Overall, with the momentum in Automotive, better performance in Premium Audio, and the steps we are taking to improve our Consumer Accessories segment, we expect to be profitable in the second half of our fiscal year, with additional savings to materialize as we realign and strengthen our foundation with the long-term in mind.”
Fiscal 2019 and Fiscal 2018 Second Quarter Results Comparisons
Net sales for the Fiscal 2019 second quarter ended August 31, 2018 were $108.9 million as compared to net sales of $113.5 million in the comparable year-ago period, a decline of $4.6 million or 4.1%.

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Fiscal 2019 second quarter Automotive segment sales were $40.0 million as compared to $32.7 million for the comparable Fiscal 2018 second quarter, an increase of $7.3 million or 22.4%. The year-over-year increase was driven by new rear-seat infotainment programs with General Motors and Ford Motor Company, as well as additional vehicles added to the Company’s remote start program with Subaru. Offsetting OEM growth were declines in the Company’s aftermarket business.

VOXX International Reports its Fiscal 2019 Second Quarter Results

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Fiscal 2019 second quarter Premium Audio segment sales were $39.7 million as compared to $39.9 million for the comparable Fiscal 2018 second quarter, a decrease of $0.3 million or 0.7%. Fiscal 2019 second quarter sales were positively impacted by higher sales of Klipsch Reference Series products, offset by modest sales declines in the German market.

•
Fiscal 2019 second quarter Consumer Accessories segment sales were $28.9 million as compared to $40.6 million in the comparable Fiscal 2018 second quarter, a decrease of $11.7 million or 28.9%. Lower year-over-year sales were due to a number of factors, including lower volume of wireless and Bluetooth speakers and reception products, as well as higher load-in sales of the Striiv activity tracking bands in last year’s Fiscal second quarter. Offsetting these declines were higher sales of Project Nursery products and our new Singsation line, based on expanded distribution. As noted on last quarter’s conference call, a new distribution program in support of UnitedHealthcare’s Motion program is anticipated to positively contribute to net sales in the second half of Fiscal 2019.

The gross margin for the Fiscal 2019 second quarter came in at 28.5% as compared to 25.0% for the same period last year, a year-over-year increase of 350 basis points compared to the Fiscal 2018 second quarter and a sequential improvement of 110 basis points. Driving the improvement were higher gross margins in the Premium Audio segment, a direct result of the Company’s strategy to limit distribution and protect gross margins, as well as higher gross margins in the Consumer Accessories segment based on product mix. For the comparable second quarter periods, Automotive segment gross margins were 25.2% as compared to 25.7%; Premium Audio segment gross margins were 35.2% as compared to 31.1%; and Consumer Accessories segment gross margins were 23.2% as compared to 18.6%.
Total operating expenses for the Fiscal 2019 second quarter were $42.5 million as compared to $38.7 million in the Fiscal 2018 second quarter, an increase of $3.9 million or 10.0%. However, the Fiscal 2019 second quarter included non-cash intangible asset impairment charges of $9.8 million, primarily related to assets acquired as part of the Company’s acquisitions of Thomson’s Consumer Electronics Accessory and Audio Video businesses in 2007. Excluding the non-cash charges, total operating expenses declined by $6.0 million or 15.4% when comparing the Fiscal 2019 and Fiscal 2018 second quarter periods. The year-over-year improvements were driven by the Company’s continued focus on cost controls and streamlining operations.
Total other expenses were $(2.7) million in the Fiscal 2019 second quarter compared to $(6.1) million in the comparable year-ago period. The Fiscal 2019 second quarter included interest and bank charges of $(1.1) million, equity in income of equity investees of $1.6 million and an impairment of Venezuela investment properties of approximately $(3.5) million. This compares to interest and bank charges of $(1.8) million, equity in income of equity investees of $1.9 million, an investment gain related to the sale of RxNetworks to a third-party of $1.4 million, and foreign currency losses of $(7.4) million, which includes losses on forward contracts incurred in conjunction with the sale of Hirschmann in August 2017.
The Company reported a net loss from continuing operations of $(22.5) million in the Fiscal 2019 second quarter as compared to a net loss of $(19.8) million in the comparable year-ago period. The Fiscal 2019 second quarter includes non-cash asset impairment charges of $9.8 million and $3.5 million related to tradenames and Venezuela investment properties, respectively. As such, the year-over-year operational improvements were substantial, and the Company would have reported a modest operating loss, given the improvement in gross profit margins and significantly lower total operating expenses. Additionally, the Company recorded an income tax from continuing operations of $8.3 million as compared to $3.5 million in the comparable year-ago period. Further, the Fiscal 2018 second quarter included net income from discontinued operations, net of tax of $34.9 million related to the sale of Hirschmann.
As a result of the non-cash impairment charges in the Fiscal 2019 second quarter and net income from discontinued operations in the Fiscal 2018 second quarter, the Company reported a net loss attributable to VOXX International Corporation of $(20.8) million as compared to net income attributable to VOXX International Corporation of $17.1 million for the Fiscal 2019 and Fiscal 2018 second quarters, respectively.

VOXX International Reports its Fiscal 2019 Second Quarter Results

On a per share basis, the Company reported a basic and diluted loss from continuing operations of $(0.85) and $(0.74) for the Fiscal 2019 and Fiscal 2018 second quarters, respectively, as well as income per basic and diluted share of $1.45 from discontinued operations in the Fiscal 2018 second quarter. This resulted in a loss per basic and diluted share attributable to VOXX International Corporation of $(0.85) in the Fiscal 2019 second quarter compared to income per basic and diluted share attributable to VOXX International Corporation of $0.71 in the comparable year-ago period.
The Company reported earnings before interest, taxes, depreciation and amortization ("EBITDA") of $(9.1) million and $29.4 million for the Fiscal 2019 and Fiscal 2018 second quarters, respectively. Adjusted EBITDA for the Fiscal 2019 second quarter was $4.3 million as compared to an Adjusted EBITDA loss of $(1.4) million in the comparable year-ago period.
Discontinued Operations
On August 31, 2017, the Company completed its sale of Hirschmann Car Communication GmbH and its subsidiaries (collectively, "Hirschmann") to a subsidiary of TE Connectivity Ltd. The consideration received by the Company was €148.5 million. The purchase price, at the exchange rate as of the close of business on the Closing Date, approximated $177.0 million and is subject to adjustment based upon the final working capital. The Hirschmann subsidiary group, which was previously included within the Automotive segment, qualified to be presented as a discontinued operation in accordance with ASC 205-20 beginning in the Company's second quarter ended August 31, 2017 and is reflected as such during the three and six-months ended August 31, 2018 and 2017.
Balance Sheet Update
As of August 31, 2018, the Company had cash and cash equivalents of $44.2 million as compared to cash and cash equivalents of $51.7 million as of February 28, 2018. Total debt as of August 31, 2018 was $18.4 million, as compared to total debt of $18.9 million reported as of February 28, 2018. Total long-term debt, net of debt issuance costs as of August 31, 2018 was $8.0 million as compared to $8.5 million as of February 28, 2018. Further details can be found in Footnote 16 of the Company's Form 10-Q on file with the Securities and Exchange Commission.

Conference Call and Webcast Information
The Company will be hosting its conference call and webcast on Thursday, October 11, 2018 at 10:00 a.m. Eastern. Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free: 877-303-9079; international: 970-315-0461 / conference ID: 8452229). A replay will also be available on the Company’s website approximately one hour after completion of the call.

Non-GAAP Measures
EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share are not financial measures recognized by GAAP. EBITDA represents net income (loss) attributable to VOXX International Corporation, computed in accordance with GAAP, before interest expense and bank charges, taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense, impairment charges, gains on the sale of discontinued operations, losses on certain forward contracts, and investment gains. Depreciation, amortization, stock- based compensation and asset impairment charges are non-cash items. Diluted Adjusted EBITDA per common share represents the Company's diluted earnings per common share based on Adjusted EBITDA.

We present EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share in this Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA and Diluted Adjusted EBITDA per common share help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of certain costs or gains relating to non-recurring events allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled

VOXX International Reports its Fiscal 2019 Second Quarter Results

measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share should not be assessed in isolation from, are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a worldwide leader in the Automotive, Consumer Electronics and Accessories, and Premium Audio industries. Today, the Company has an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and many of the world's leading automotive manufacturers. The Company has an international footprint and a growing portfolio, which comprises over 30 trusted domestic and global brands. Among the Company's brands are VOXX Automotive, Klipsch®, RCA®, Invision®, Rosen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, 808®, Prestige®, EyeLock, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, and Oehlbach®. For additional information, please visit our Web site at www.voxxintl.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2018.

Company Contact:
Glenn Wiener, President
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com

VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share and per share data)

	August 31, 2018	February 28, 2018
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$44,191	$51,740
Accounts receivable, net	70,600	81,116
Inventory, net	124,415	117,992
Receivables from vendors	353	493
Prepaid expenses and other current assets	30,041	14,007
Income tax receivable	650	511
Total current assets	270,250	265,859
Investment securities	3,649	4,167
Equity investment	22,049	21,857
Property, plant and equipment, net	59,467	65,259
Goodwill	54,785	54,785
Intangible assets, net	136,839	150,320
Deferred income tax assets	24	24
Other assets	3,165	13,373
Total assets	$550,228	$575,644
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$38,657	$34,700
Accrued expenses and other current liabilities	30,318	36,350
Income taxes payable	1,718	2,587
Accrued sales incentives	12,628	14,020
Current portion of long-term debt	8,153	7,730
Total current liabilities	91,474	95,387
Long-term debt, net of debt issuance costs	7,974	8,476
Capital lease obligation	742	699
Deferred compensation	2,986	3,369
Deferred income tax liabilities	18,380	12,217
Other tax liabilities	1,887	2,191
Other long-term liabilities	3,018	3,187
Total liabilities	126,461	125,526
Commitments and contingencies
Stockholders' equity:
Preferred stock:
No shares issued or outstanding (see Note 20)	—	—
Common stock:
Class A, $.01 par value, 60,000,000 shares authorized, 24,106,194 shares issued and 21,938,100 shares outstanding at both August 31, 2018 and February 28, 2018	242	256
Class B Convertible, $.01 par value, 10,000,000 shares authorized, 2,260,954 shares issued and outstanding at both August 31, 2018 and February 28, 2018	22	22
Paid-in capital	296,629	296,395
Retained earnings	172,931	194,673
Accumulated other comprehensive loss	(15,739)	(14,222)
Treasury stock, at cost, 2,168,094 shares of Class A Common Stock at both August 31, 2018 and February 28, 2018	(21,176)	(21,176)
Total VOXX International Corporation stockholders' equity	432,909	455,948
Non-controlling interest	(9,142)	(5,830)
Total stockholders' equity	423,767	450,118
Total liabilities and stockholders' equity	$550,228	$575,644

VOXX International Corporation and Subsidiaries
Unaudited Consolidated Statements of Operations and Comprehensive (Loss) Income
 (In thousands, except share and per share data)

	Three Months Ended August 31,		Six Months Ended August 31,
	2018	2017	2018	2017
Net sales	$108,867	$113,470	$209,722	$228,293
Cost of sales	77,804	85,049	150,982	169,728
Gross profit	31,063	28,421	58,740	58,565

Operating expenses:
Selling	9,604	10,652	20,298	23,061
General and administrative	17,038	20,640	33,150	40,837
Engineering and technical support	6,070	7,383	11,981	14,037
Intangible asset impairment charges	9,814	0	9,814	0
Total operating expenses	42,526	38,675	75,243	77,935
Operating loss	(11,463)	(10,254)	(16,503)	(19,370)

Other (expense) income:
Interest and bank charges	(1,117)	(1,843)	(2,217)	(3,635)
Equity in income of equity investee	1,637	1,927	3,451	3,730
Investment gain	—	1,416	—	1,416
Impairment of Venezuela investment properties	(3,473)	—	(3,473)	—
Other, net	252	(7,629)	913	(8,636)
Total other expense, net	(2,701)	(6,129)	(1,326)	(7,125)

Loss from continuing operations before income taxes	(14,164)	(16,383)	(17,829)	(26,495)
Income tax expense (benefit) from continuing operations	8,338	3,465	7,225	(3,963)
Net loss from continuing operations	(22,502)	(19,848)	(25,054)	(22,532)

Net income from discontinued operations, net of tax	—	34,931	—	32,710
Net (loss) income	(22,502)	15,083	(25,054)	10,178
Less: net loss attributable to non-controlling interest	(1,699)	(2,023)	(3,312)	(3,898)
Net (loss) income attributable to VOXX International Corporation	$(20,803)	$17,106	$(21,742)	$14,076

Other comprehensive income (loss):
Foreign currency translation adjustments	(50)	20,480	(2,070)	27,839
Derivatives designated for hedging	50	(134)	492	(1,186)
Pension plan adjustments	1	1,810	37	1,690
Unrealized holding gain on available-for-sale investment securities, net of tax	—	81	24	77
Other comprehensive income (loss), net of tax	1	22,237	(1,517)	28,420
Comprehensive (loss) income attributable to VOXX International Corporation	$(20,802)	$39,343	$(23,259)	$42,496

(Loss) income per share - basic:
Continuing operations	$(0.85)	$(0.74)	$(0.89)	$(0.77)
Discontinued operations	$—	$1.45	$—	$1.35
Attributable to VOXX International Corporation	$(0.85)	$0.71	$(0.89)	$0.58

(Loss) income per share - diluted:
Continuing operations	$(0.85)	$(0.74)	$(0.89)	$(0.77)
Discontinued operations	$—	$1.45	$—	$1.35
Attributable to VOXX International Corporation	$(0.85)	$0.71	$(0.89)	$0.58

Weighted-average common shares outstanding (basic)	24,355,791	24,160,680	24,355,791	24,160,502
Weighted-average common shares outstanding (diluted)	24,355,791	24,160,680	24,355,791	24,160,502

Reconciliation of GAAP Net Income Attributable to VOXX International Corporation to EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per Common Share (2)

	Three Months Ended August 31,		Six Months Ended August 31,
	2018	2017	2018	2017
Net (loss) income attributable to VOXX International Corporation	$(20,803)	$17,106	$(21,742)	$14,076
Adjustments:
Interest expense and bank charges (1)	735	1,730	1,482	3,406
Depreciation and amortization (1)	2,652	4,340	5,306	8,477
Income tax expense	8,338	6,207	7,225	2,144
EBITDA	(9,078)	29,383	(7,729)	28,103
Stock-based compensation	127	157	234	299
Intangible asset impairment charges	9,814	0	9,814	0
Impairment of Venezuela investment properties	3,473	0	3,473	0
Gain on sale of discontinued operation	—	(36,118)	—	(36,118)
Loss on forward contracts attributable to sale of business	—	6,618	—	6,618
Investment gain	—	(1,416)	—	(1,416)
Adjusted EBITDA	$4,336	$(1,376)	$5,792	$(2,514)
Diluted (loss) income per common share attributable to VOXX International Corporation	$(0.85)	$0.71	$(0.89)	$0.58
Diluted Adjusted EBITDA per common share attributable to VOXX International Corporation	$0.18	$(0.06)	$0.24	$(0.1)

(1) For purposes of calculating Adjusted EBITDA for the Company, interest expense and bank charges, as well as depreciation and amortization, have been adjusted in order to exclude the non-controlling interest portion of these expenses attributable to EyeLock LLC.

(2) EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share in this presentation are based on a reconciliation to Net income attributable to VOXX International Corporation, which includes net (loss) income from both continuing and discontinued operations for all periods presented, as the Company sold its Hirschmann subsidiary on August 31, 2017.